Exhibit 99.1
HEALTHCARE SERVICES GROUP, INC. REPORTS
RESULTS FOR THE THREE MONTHS ENDED
MARCH 31, 2010
Bensalem, PA — April 13, 2010 Healthcare Services Group, Inc. (NASDAQ-HCSG) reported that revenues for the three months ended March 31, 2010 increased 15% to $183,801,000 compared to $160,409,000 for the same 2009 period. Net income for the three months ended March 31, 2010 was $7,428,000 or $.17 per basic and per diluted common share, compared to the 2009 first quarter net income of $7,736,000 or $.18 per basic and per diluted common share.
Additionally, our Board of Directors declared a regular quarterly cash dividend of $.22 per common share, payable on May 14, 2010 to shareholders of record at the close of business April 23, 2010. This represents a 5% increase over the dividend declared for the 2009 fourth quarter and a 22% increase over the dividend declared for the same 2009 period payment. It is the 28th consecutive regular quarterly cash dividend payment, as well as the 27th consecutive increase since our initiation of regular quarterly cash dividend payments in 2003.
The Company will host a conference call on Wednesday, April 14, 2010 at 8:30 AM Eastern Time to discuss its results for the three month period ended March 31, 2010. The call in numbers will be 800-766-6630 and 416-695-6616.

2010 First Quarter Earnings Release	April 13, 2010

Cautionary Statement Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, are not historical facts but rather based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; credit and collection risks associated with this industry; one client accounting for approximately 11% of revenues in the three month period ended March 31, 2010; risks associated with our acquisition of Contract Environmental Services, Inc. including integration risks and costs, or such business not achieving expected financial results or synergies or failure to otherwise perform as expected; our claims experience related to workers’ compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services; and the risk factors described in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2009 in Part I thereof under “Government Regulation of Clients”, “Competition” and “Service Agreements/Collections”, and under Item IA “Risk Factors”. Many of our

2010 First Quarter Earnings Release	April 13, 2010

clients’ revenues are highly contingent on Medicare and Medicaid reimbursement funding rates, which Congress has affected through the enactment of a number of major laws during the past decade, most recently the March 2010 enactment of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2101. Currently, the U.S. Congress is considering changes or revising legislation to reform health care in the United States which, among other initiatives, may impose cost containment measures impacting our clients. These laws and proposed laws have significantly altered, or threatened to alter, overall government reimbursement funding rates and mechanisms. The overall effect of these laws and trends in the long-term care industry have affected and could adversely affect the liquidity of our clients, resulting in their inability to make payments to us on agreed upon payment terms. These factors, in addition to delays in payments from clients, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.
In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and successfully executing projected growth strategies.

2010 First Quarter Earnings Release	April 13, 2010

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related facilities.

Company Contacts:
Daniel P. McCartney	Thomas Cook
Chairman and Chief Executive Officer	President
215-639-4274	215-639-4274

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended
	March 31,
	2010	2009
Revenues	$183,801,000	$160,409,000
Operating costs and expenses:
Cost of services provided	158,573,000	137,892,000
Selling, general and administrative	13,901,000	10,876,000

Income from operations	11,327,000	11,641,000
Other income:
Investment and interest	750,000	937,000

Income before income taxes	12,077,000	12,578,000
Income taxes	4,649,000	4,842,000

Net income	$7,428,000	$7,736,000

Basic earnings per common share	$.17	$.18

Diluted earnings per common share	$.17	$.18

Cash dividends per common share	$.21	$.17

Basic weighted average number of common shares outstanding	43,899,000	43,457,000

Diluted weighted average number of common shares outstanding	44,659,000	44,073,000

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2010	December 31, 2009
Cash and cash equivalents	$28,648,000	$31,301,000
Marketable securities, net	43,901,000	52,648,000
Accounts receivable, net	105,065,000	104,356,000
Other current assets	23,747,000	23,865,000
Total current assets	201,361,000	212,170,000

Property and equipment, net	4,574,000	4,391,000
Notes receivable- long term, net	5,080,000	4,623,000
Goodwill , net	16,955,000	17,087,000
Other Intangible Assets, net	8,665,000	8,862,000
Deferred compensation funding	11,553,000	10,783,000
Other assets	8,549,000	7,976,000

Total Assets	$256,737,000	$265,892,000

Accrued insurance claims- current	$5,161,000	$4,844,000
Other current liabilities	17,801,000	29,873,000

Total current liabilities	22,962,000	34,717,000

Accrued insurance claims- long term	12,042,000	11,302,000
Deferred compensation liability	11,680,000	11,099,000
Stockholders’ equity	210,053,000	208,774,000

Total Liabilities and Stockholders’ Equity	$256,737,000	$265,892,000